Exhibit 10.2
U.S. SEPARATION AND ASSET PURCHASE AGREEMENT
BETWEEN
ECI TELECOM-NGTS INC.
AND
VERAZ NETWORKS INTERNATIONAL, INC.
December 31, 2002

INDEX TO SCHEDULES

Schedule 2.1.1:	Veraz U.S. Business Assets
Schedule 2.1.2:	Contracts relating to Veraz U.S.’s Business
Schedule 2.1.6:	Permits and Licenses
Schedule 2.1.10:	VoIP Inventories
Schedule 6.1:	Business Employees
Schedule 6.3:	Employee Termination Agreement
Schedule 7.10:	Assets Not Identified On Time
Schedule 9:	Pro Forma Balance Sheet of Veraz U.S. as of September 30, 2002

U.S. Separation And Asset Purchase Agreement
     This U.S. Separation And Asset Purchase Agreement (this “Agreement”) is made and entered into this 31st day of December, 2002, by and between Veraz Networks International, Inc., a Delaware corporation (“Veraz U.S.”) and ECI Telecom — NGTS Inc., a Delaware corporation (“NGTS U.S.”) and an indirect wholly owned subsidiary of ECI Telecom Ltd., an Israeli company (“ECI Telecom”). NGTS U.S. is sometimes referred to hereinafter as the “Seller” and each of Veraz U.S. and NGTS U.S. are sometimes referred to hereinafter individually as a “Party” and collectively as the “Parties.”
WITNESSETH:
     WHEREAS, NGTS U.S. is engaged in the marketing, sale, distribution and service of products and solutions for gateways for point-to-point, point-to-multipoint and/or switching and non-switching applications for connecting end-to-end telephony or telephony over packet networks, which gateways include classification and/or compression of telephony signals, such as voice, modem, fax and/or other signals, such as video conference, and conversion of the classified and/or compressed signals into packets in formats suitable for media, such as Ethernet, IP, ATM or MPLS (the “VoIP Distribution Business”);
     WHEREAS, NGTS U.S. is also engaged in the marketing, sale, distribution and service of ECI Telecom’s DCME product line (the “DCME Distribution Business” and, together with the VoIP Distribution Business, the “Businesses”);
     WHEREAS, NGTS U.S. desires to sell certain assets and rights relating to the VoIP Distribution Business and the DCME Distribution Business to Veraz Networks, Inc. (formerly NexVerse Networks, Inc.), a Delaware corporation (“Veraz”), pursuant to a Share Exchange Agreement dated as of October 30, 2002 (as amended, the “Share Exchange Agreement”);
     WHEREAS, to effectuate the Share Exchange Agreement, NGTS U.S. desires to separate certain assets and rights relating to the VoIP Distribution Business and the DCME Distribution Business from NGTS U.S.’s business as of the Effective Date (the “Separation”) by transferring and conveying them to Veraz U.S. as set forth in this Agreement and the Exhibits hereto.
     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and intending to be legally bound hereby, the Parties agree as follows:
1. Definitions
“Affiliate” means with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, such Person. The term “control” means the ownership of more than 50% of the outstanding equity of a Person or the power to direct the management and policies of a Person.

“Contracts” means contracts, agreements, notes, indentures, restrictions, commitments, leases, purchase orders, arrangements, obligations or other contracts, agreements or instruments, whether written or oral.
“Lien” means all mortgages, liens, pledges, charges, security interests, bank guarantees, third party rights or other claims or encumbrances of any kind whatsoever.
“Person” means an individual, corporation, partnership, joint venture, trust or unincorporated organization.
“VoIP” means Voice over Internet Protocol.
2. Sale of the Businesses
2.1 Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, the Seller hereby agrees to contribute, assign, transfer and convey to Veraz U.S. and Veraz U.S. hereby agrees to acquire and accept from the Seller, all of the Seller’s direct and indirect right, title and interest in and to all of the assets of the Businesses listed in this Section 2.1 and the schedules referenced herein (the “Transferred Assets”), the above contribution, assignment, transfer and conveyance being subject only to those liabilities and obligations of the Seller expressly set forth in Section 2.2 (the “Assumed Liabilities”). The Transferred Assets consist of the following assets and properties:
2.1.1 all machinery, equipment, fixtures, furniture, information technology infrastructure and tangible and intangible assets identified on Schedule 2.1.1 attached hereto or otherwise listed on the Fixed Assets itemization, dated September 30, 2002 and incorporated by reference in its entirety herein and all warranty, service or other similar rights related to such assets;
2.1.2 all Contracts identified on Schedule 2.1.2 hereto (the “Assigned Contracts”);
2.1.3 copies of software licensed to the Seller by third parties that, as of the Closing Date, is installed on any computer system contained in the Transferred Assets,
2.1.4 copies or originals of the business records, books, ledgers, plans, correspondence, advertising and promotional materials, marketing materials, studies, reports, equipment repair, maintenance or service records of the Seller, whether written or electronically stored or otherwise recorded, in each case as used in the Businesses and related to the Transferred Assets for, and relating directly to, their activities prior to the Closing (the “Materials”);
2.1.5 the Seller’s dealer, distributor, customer, agents and representatives lists, in each case as used in the Businesses and related to the Transferred Assets for and relating directly to, their activities prior to the Closing, in each case subject to ECI Telecom’s retained rights to use the information in such lists for ECI Telecom’s on-going businesses;
2.1.6 the permits, licenses, orders, ratings and approvals of all national, local or foreign governmental or regulatory authorities or industrial bodies, to the extent the same are transferable, all as identified on Schedule 2.1.6 hereto, and copies of any respective third-party approvals to such transfers to Veraz U.S.;
2.1.7 all rights of the Seller to causes of action, lawsuits, judgments, claims and demands of any nature which relate to the above-referenced Transferred Assets or constitute counterclaims, rights of setoff, and affirmative defenses to any claims brought against Veraz U.S. by third parties relating to such Transferred Assets (except that Seller reserves its rights with respect to counterclaims, rights of set-off and affirmative defenses to any claims covered by Section 7.7.1(B) hereof.,
2.1.8 all prepayments made to the Seller for maintenance, warranty service and products to be performed by or sold by the Seller in connection with the VoIP Distribution Business;
2.1.9 all accounts receivable related to the VoIP Distribution Business; and
2.1.10 all inventories of products related to the VoIP Distribution Business, referenced on Schedule 2.1.10 hereto.
2.1.11 Notwithstanding anything to the contrary herein, the Transferred Assets shall not include any assets related to or used in ECI’s DCME product line that is not used for the marketing, sale, distribution or support of such product line, including, without limitation, all inventory, manufacturing assets and any assets related to or used in the prepaid calling card business.
2.2 Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, Veraz U.S. hereby agrees to assume, pay, perform and discharge the Assumed Liabilities, and to pay, perform and discharge the Assumed Liabilities as they become due and payable. The Assumed Liabilities shall consist solely of (i) the obligations and liabilities under the Assigned Contracts listed in Schedule 2.1.2 attached hereto, but only to the extent such obligations and liabilities are related to sales that are consummated (i.e., product delivered) on or after the Effective Date or the grounds for which arose (e.g., services or supplies delivered) on or after the Effective Date, and (ii) the obligation to assume accrued vacation liabilities up to a maximum of $100,000 relating to the Business Employees, as defined in Section 6.1, as such vacation liabilities are detailed on Schedule 2.2.
2.3 Retained Liabilities. All liabilities and obligations of the Seller (including liabilities and obligations relating to the Businesses) (the “Retained Liabilities”) shall remain the liabilities and obligations of the Seller and not of Veraz U.S., except for the Assumed Liabilities.
3. Closing
3.1 Closing Effective Date. The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable following the date on which the conditions set forth in Article 8 hereto shall have been satisfied or waived (the “Closing Date”), at the offices of Brobeck, Phleger & Harrison LLP, 1633 Broadway, New York, New York, unless another place or time is mutually agreed upon by the Parties. Upon the Closing, the transactions contemplated by this Agreement shall become effective as if the Closing had occurred on October 1, 2002 (the “Effective Date”), as more fully described in Section 9 below.
3.2 Actions at Closing. At the Closing, the following actions shall occur concurrently:
3.2.1 Transfer of Assets and Liabilities. (A) The Seller shall deliver or cause to be delivered to Veraz U.S. the following: (a) a bill of sale relating to the Transferred Assets in the form attached hereto as Exhibit A; (b) a duly signed Assignment and Assumption Agreement in the form attached hereto as Exhibit B relating to the assignment of any and all Assigned Contracts and the assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) and any signed consents to the assignments of the other parties to such Contracts and to Permits that have been obtained; (c) all agreements in the forms attached hereto as Schedule 6.3(a) executed by the Business Employees, (d) a copy of the resolutions of the board of directors of the Seller authorizing the transactions contemplated hereby and (e) all other documents and instruments required hereunder to be delivered by the Seller to Veraz U.S. (B) Veraz U.S. shall deliver or cause to be delivered to the Seller (a) a duly signed Assignment and Assumption Agreement, (b) a copy of the resolutions of the board of directors of Veraz U.S. authorizing the transactions contemplated hereby and (c) all other documents and instruments required hereunder to be delivered by Veraz U.S. to the Seller.
3.2.2 Issuance of Veraz U.S. Shares. In consideration of the foregoing, Veraz U.S. shall issue to NGTS U.S. 1000 shares of its common stock, par value $0.01 per share (the “Veraz U.S. Shares”).
3.2.3 Schedule Update. The Seller shall deliver to Veraz U.S. an addendum to Schedule 2.1.2 identifying any additional Contracts entered into prior to the Closing that, based on the principles used in preparing Schedule 2.1.2 attached hereto, ought to be assigned to Veraz U.S. pursuant to this Agreement. Upon Veraz U.S.’s written approval, which shall not be unreasonably withheld, such addendum shall be deemed part of Schedule 2.1.2., and such Contracts shall be deemed Assigned Contracts, for all purposes of this Agreement.
4. Representations and Warranties of The Seller
     The Seller hereby represents and warrants to Veraz U.S. that the following representations and warranties are true and accurate in all respects, as of the date hereof and as of the Closing Date, and acknowledges that Veraz U.S. is entering into this Agreement in reliance thereon:
4.1 Organization, Qualification and Corporate Power. Seller is a company duly organized and validly existing under the laws of the State of Delaware. Seller has the corporate power and authority to own and hold its properties and to carry on its business as now conducted, and to execute, deliver and perform this Agreement. This Agreement constitutes the valid and legal binding obligation of Seller, enforceable against it in accordance with its terms.
4.2 Authority; No Violation; Due Execution; Etc. The execution and delivery by Seller of this Agreement and the agreements attached as exhibits hereto and the performance by Seller of its obligations hereunder have been duly authorized by all requisite corporate action and will not conflict with, or result in any violation of, or default under (with due notice or lapse of time or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit (any such event, a “Conflict”) under (i) any provision of applicable law, (ii) any order of any court or other agency of government by which Seller or any of its properties or assets is or are bound, (iii) the certificate of incorporation or bylaws of Seller, each as amended, or (iv) any provision of any indenture, mortgage, lease or other agreement or instrument, permit, concession, franchise or license to which Seller is a party or, to the knowledge of Seller, by which any of its material properties or assets is or are bound, or result in the creation or imposition of any Lien upon any assets (tangible or intangible) of Seller, in each such event which is reasonably likely to prevent, impede, delay, avoid, condition, enjoin, prohibit or otherwise interfere with, in a material way, the full, valid and complete performance of Seller’s obligations under this Agreement.
4.3 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other local or foreign governmental authority, instrumentality, agency or commission (“Governmental Entity”) or any third party (so as not to trigger any Conflict) is required by or with respect to Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by Seller, except such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings identified on Schedule 3.05 to the Share Exchange Agreement and those that are not material.
5. Representations and Warranties of Veraz U.S.
     Veraz U.S. hereby represents and warrants to the Seller that the following representations and warranties are true and accurate in all respects, as of the date hereof and as of the Closing Date, and acknowledges that the Seller is entering into this Agreement in reliance thereon:
5.1 Organization, Qualification and Corporate Power. Veraz U.S. is duly incorporated and validly existing under the laws of the State of Delaware. Veraz U.S. has the corporate power and authority to execute, deliver and perform this Agreement. This Agreement constitutes the valid and legal binding obligation of Veraz U.S., enforceable against Veraz U.S. in accordance with its terms.
5.2 Authority; Due Execution; Etc. The execution and delivery by Veraz U.S. of this Agreement and the agreements attached as exhibits hereto and the performance by Veraz U.S. of its obligations hereunder have been duly authorized by all requisite corporate action.
5.3 Shares. As of the Closing Date, 1000 Veraz U.S. Shares will be outstanding. All such Veraz U.S. Shares will be duly authorized, validly issued, fully paid and non-assessable. Such transfer will not trigger any preemptive or similar rights. As of the Closing Date, there will be no rights of any Person to acquire any securities of Veraz U.S..
6. Employment Matters
6.1 Employees of Businesses. Subject to the Closing, as soon as practicable, Veraz U.S. or one of its Affiliates will offer employment to each individual listed on Schedule 6.1 hereto. Each individual who accepts such offer of employment shall be referred to herein as a

“Business Employee.” As of the Closing, the employment relationship between NGTS U.S. and each Business Employee shall cease and each such employee shall become an employee of Veraz U.S. or one of its Affiliates. NGTS U.S. hereby confirms that, notwithstanding any confidentiality or non-compete obligations of any Business Employees to NGTS U.S. or any Affiliate of NGTS U.S., the Business Employees shall be permitted to engage in the Businesses transferred to Veraz U.S., as mutually contemplated by the Parties prior to the Closing, on behalf of Veraz U.S. and its Affiliates.
6.2 Business Employee Liability. Any liability with respect to Business Employees the grounds for which arose during the period prior to the Closing Date shall be NGTS U.S.’s, and any liability with respect to Business Employees the grounds for which arose any time thereafter shall be Veraz U.S.’s; provided, however, that vacation liabilities up to a maximum of $100,000 accrued prior to the Closing Date shall be Veraz U.S.’s.
6.3 Employee Letters. Each Business Employee shall have executed and delivered to NGTS U.S. a letter substantially in the form of Schedule 6.3 hereto prior to the Closing Date.
6.4 Options. Any vested options to purchase ordinary shares of ECI Telecom held by a Business Employee on the Closing Date shall continue to be exercisable for as long as the Business Employee is employed by Veraz U.S. or one of its affiliates and for 30 days thereafter. Any unvested options to purchase ordinary shares of ECI Telecom held by a Business Employee on the Closing Date shall be governed by the terms of such options and the option plan under which they were granted.
7. Additional Matters
7.1 Allocation of Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such expenses. For the avoidance of doubt, all fees and expenses of any legal advisors retained by the management of NGTS U.S. or Veraz U.S. who are not also advisors to ECI Telecom, shall be borne by Veraz U.S.
7.2 Additional Documents and Further Assurances. Each Party, at the reasonable request of another Party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary for effecting completely the consummation of this Agreement and the transactions contemplated hereby.
7.3 Non-transferable Assets. Each Party will use commercially reasonable efforts to cause the assignment of each contract, agreement, license, permit and claim included in the Transferred Assets or the Assumed Liabilities.
     (a) Specifically, (i) with respect to Assigned Contracts for which the receipt of a third-party consent to assignment is a condition to the closing of the transactions contemplated by the Share Exchange Agreement, the Sellers shall use commercially reasonable efforts to obtain all such third-party consents prior to the Closing and (ii) with respect to any other Assigned Contracts, the Sellers shall, upon receipt of a written request from Veraz U.S., use commercially reasonable efforts to obtain all necessary third-party consents prior to the Closing or as soon as practicable thereafter, provided, however, that, in each case, the Seller shall not be required to pay any consideration for any such consents. Veraz U.S. shall not be liable for any such consideration paid or agreed to be paid by Seller without the consent of Veraz U.S.
     (b) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be construed as an attempt to assign any contract, agreement, license, permit or claim included in the Transferred Assets and Assumed Liabilities which is non-assignable without the consent of the other party or parties thereto, unless such consent shall have been given or as to which all the remedies for the enforcement thereof enjoyed by the transferring Party would, as a matter of law, pass to Veraz U.S. as an incident of the assignment provided for by this Agreement. In the event that a third party refuses to consent to an assignment or a novation of such a non-assignable contract, arrangement, license, permit or claim, or demands any payment or right of any kind in consideration for granting such consent, then the Seller shall hold the relevant agreement on behalf of Veraz U.S., and Veraz U.S. shall be entitled to continue the contract, arrangement, license, permit or claim on behalf of and in the name of the Seller and on Veraz U.S.’s own account; provided that Veraz U.S. shall indemnify and hold the Seller harmless for its direct expenses and damages, if any, associated with maintaining and performing any such contract, arrangement, license, permit or claim during the period following the Effective Date, other than damages related to the gross negligence or willful misconduct of the Seller, its employees or its affiliates.
     (c) If and when any such consent shall be obtained or such contract, arrangement, license, permit or claim shall otherwise become assignable or non-terminable, the Seller will be deemed, without any further action necessary, to have irrevocably and unconditionally assigned, granted, transferred, conveyed, and delivered to Veraz U.S. and its successors and assigns, all rights, title, interests, benefits and privileges under such contract, arrangement, license, permit or claim, and Veraz U.S. will be deemed to have agreed to assume all liabilities and obligations arising after the Effective Date thereunder.
7.4 Independent Auditor. For so long as ECI Telecom includes Veraz U.S.’s results of operations and financial position in ECI Telecom’s financial statements, either by consolidation or the equity method, Veraz U.S. shall select one of the Big Four accounting firms and shall fully cooperate to enable them to complete their audits and reviews of Veraz U.S.’s financial statements in sufficient time to meet ECI Telecom’s timetable for the completion and dissemination of ECI Telecom’s financial statements.
7.5 Ongoing Information and Cooperation.
     7.5.1 Each Party shall provide, or cause to be provided, to the other Party, in such form as the requesting Party shall reasonably request, at no charge to the requesting Party, all financial, tax and other data and information as the requesting Party determines necessary or advisable in order to prepare its financial statements and reports or filings with any tax authority and any other governmental authority. The receiving Party shall not use such data or information for purposes other than those for which such data or information was given and shall use reasonable efforts to maintain the confidentiality of such data and information, except as may be required by law. To facilitate the possible exchange of information pursuant to this Agreement after the Closing Date, each Party agrees to use its reasonable commercial efforts to retain all information in their respective possession or control on the Closing Date for a reasonable period, but not less than 7 years from the Closing Date.
     7.5.2 After the Closing Date, except in the case of a legal or other proceeding, investigation or inquiry by one Party against another Party, each Party shall use its reasonable commercial efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees and other personnel and agents of such Party as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available (other than information protected from disclosure by applicable privileges), to the extent that any such person (giving consideration to the business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any legal, administrative or other proceeding in which the requesting Party may from time to time be involved, regardless of whether such legal, administrative or other proceeding is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.
7.6 No Representation or Warranty. Seller does not make any representation as to, warranty of or covenant with respect to, the value of any asset or thing of value to be transferred to Veraz U.S.
7.7 Litigation; Indemnification.
     7.7.1 (A) From and after the Closing Date, Veraz U.S. shall manage (and, if applicable, assume the defense of) any claims or lawsuits relating to (i) the Transferred Assets brought after the Effective Date, when the grounds for such claims or lawsuits arose after the Effective Date, and (ii) the Business Employees brought after the Closing Date, when the grounds for such claims or lawsuits arose after the Closing Date. Veraz U.S. shall indemnify and hold harmless the Seller and its officers, employees, directors, Affiliates and agents with respect to any and all liabilities, damages and expenses (including reasonable attorneys’ fees) suffered or incurred in connection with (i) any Transferred Assets or in connection with any other Assumed Liabilities, when the grounds therefor arose on or after Effective Date, (ii) the Business Employees, when the grounds therefor arose after the Closing Date, provided, however, that although Seller shall be responsible to pay directly to each Business Employee the amounts to which such Business Employee is entitled under applicable law and under any applicable employment agreement with respect to the period ending on the Closing Date, the costs of employing (but not any cost of terminating) the Business Employees during the period commencing on the Effective Date and ending on the Closing Date shall be borne by Veraz U.S. and reflected in the Closing Date Financial Statements, as defined in Section 9 below and (iii) any Assumed Liabilities.
     (B) Seller shall manage (and, if applicable, assume the defense of) any claims or lawsuits relating to (i) the Transferred Assets, when the grounds for such claims or lawsuits arose before the Effective Date and (ii) the Business Employees, when the grounds for such claims or lawsuits arose before the Closing Date. The Seller shall indemnify and hold harmless Veraz U.S. and its officers, employees, directors, Affiliates and agents with respect to any and all liabilities, damages and expenses (including reasonable attorneys’ fees) suffered or incurred in connection with (i) any Transferred Assets or in connection with any other Assumed Liabilities, when the grounds therefor arose before the Effective Date and (ii) the Business Employees, when the grounds therefor arose before the Closing Date and (iii) any Retained Liabilities.
     (C) From and after the Effective Date, each Party seeking indemnification hereunder shall give the indemnifying Party prompt notice of the commencement of any applicable claim or lawsuit, provided, however, that any failure to do so shall not limit any of the rights of the indemnities under this Section 7.7 (except to the extent such failure materially prejudices the defense of such claim or lawsuit).
     (D) The Parties shall cooperate with each other in connection with such matters pursuant to Section 7.5.2 hereof. In the event that any claims or lawsuits brought after the Effective Date relate to the Transferred Assets and also to the assets transferred by ECI Telecom to one or more other subsidiaries of ECI Telecom (“Sister Newcos”), then ECI Telecom, such Sister Newcos and Veraz U.S. shall cooperate to allocate responsibility therefor in good faith.
     (E) Except for Veraz and its successors and assigns, no Person who is not a Party (or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the applicable Party (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.
7.8 Operation in the Ordinary Course of Business. Until Closing, the Seller will operate the Businesses in the ordinary course of business consistent with past practice, and has not and will not make any dispositions of assets outside the ordinary course of business consistent with past practice.
7.9 Future Purchases of Fixed Assets and Inventory. Any fixed assets or raw materials that have been ordered by NGTS U.S. prior to the Effective Date for use in the VoIP Business but that have not arrived at the premises of NGTS U.S. prior to the Effective Date shall not be included in the Transferred Assets. In the event that, at any time and from time to time following the Closing, Veraz U.S. desires to purchase any such items or items reasonably similar to such items, it shall offer to purchase such items from NGTS U.S. and, to the extent they are in the possession of NGTS U.S., NGTS U.S. shall sell them to Veraz U.S. at NGTS U.S.’s cost (including any import duties and delivery, purchasing and warehousing expenses directly applicable to such items), in the same manner as such costs were allocated prior to the Effective Date.
7.10 Fixed Assets Not Identified on Time.
     (a) Schedule 7.10 hereto contains a list of fixed, tangible assets related to NGTS U.S. which belong to the Seller but which were not specifically identified as relating to the Businesses on the date hereof. In the event that during the period ending on December 31, 2002, Veraz U.S. and NGTS U.S. mutually identify any of such assets as relating to the Businesses, the parties shall take all steps reasonably necessary to promptly cause the transfer of the relevant asset or assets to Veraz U.S., provided that the aggregate book value of such assets shall not exceed $50,000.
     (b) If, within one year following the Closing Date, Veraz U.S. determines that there are any assets owned by the Seller that are reasonably required for operation of the Businesses, which assets are being used by Seller in the Businesses on the date of execution of this Agreement and, based on the principles used in preparing this Agreement, should have been included in the Transferred Assets, but inadvertently have not been transferred to Veraz U.S. pursuant to this Agreement, then Veraz U.S. may request in writing for the Seller to provide the applicable asset to Veraz U.S. by way of an assignment of such asset. Upon receipt of such written request, the Seller hereby agrees to promptly evaluate such request. If such request is valid, the Seller shall consent to such request, such consent not to be unreasonably withheld, delayed or conditioned, and use commercially reasonable efforts to obtain all necessary third party consents, if any, and take all other reasonably necessary actions for such assets to be assigned to Veraz U.S. Within two (2) days after receipt, the Seller shall provide Veraz U.S. with such third party consents that the Seller obtains. Immediately upon any assignment of any asset pursuant to this Section 7.10(b), such asset shall be deemed to be a Transferred Asset for purposes of this Agreement. Until such assignment, the Parties shall cooperate with respect to such agreements pursuant to the provisions of Section 7.3 hereof.
7.11 Parent Guaranties.
(a) Veraz hereby irrevocably agrees to unconditionally guaranty all the obligations of Veraz U.S. under this Agreement.
(b) ECI Telecom hereby irrevocably agrees to unconditionally guaranty all the obligations of NGTS U.S. under this Agreement.
8. Closing Conditions
     The Closing shall be subject to the simultaneous closing of the transactions contemplated by the Share Exchange Agreement.
9. Post-Closing Adjustment
9.1 Preparation of Balance Sheets. Attached hereto as Schedule 9 is a pro-forma balance sheet with respect to the Businesses, as of September 30, 2002 (the “September 30 Veraz U.S. Balance Sheet”). As soon as practicable, but in any event not later than November 15, 2002, Veraz U.S., together with its auditors, shall prepare a balance sheet with respect to the Businesses, as of the Effective Date (the “Effective Date Balance Sheet”), using the same principles and accounting policies under which the September 30 Veraz U.S. Balance Sheet was prepared.
9.2 Post-Closing Adjustment. (a) During the period between the Effective Date and the Closing Date, the Businesses shall be operated as between the parties, to the extent reasonably possible, as if the Separation had been completed.

     (b) As soon as practicable after Closing, but in any event no later than January 30, 2003, Veraz U.S., together with its auditors, shall prepare a balance sheet with respect to the Businesses, as of December 31, 2002 (the “Closing Date Balance Sheet”), using the same principles and accounting policies under which the September 30 and Effective Date Balance Sheets were prepared, and related profit and loss and cash flow statements (the “Closing Date Income Statement” and the “Closing Date Cash Flow Statement”, respectively, and together with the Closing Date Balance Sheet, the “Closing Date Financial Statements”) for the period between the Effective Date and December 31, 2002 (the “Interim Period”). The Closing Date Income Statement and Closing Date Cash Flow Statement shall each be prepared on the basis of income and expenses which would have been incurred by Veraz U.S. had the Closing occurred on the Effective Date. In preparing the Closing Date Financial Statements, any inter-company financial transfers from Veraz to Veraz U.S. during the period between the Closing Date and December 31, 2002 shall be disregarded.
     (c) The Seller shall have a period of 30 days after delivery of the Effective Date Balance Sheet to present in writing to Veraz U.S. all objections the Seller may have to any of the matters set forth or reflected therein. Similarly, the Seller shall have a period of 30 days after delivery of the Closing Date Financial Statements to present in writing to Veraz U.S. all objections the Seller may have to any of the matters set forth or reflected therein. If no objections are raised within such 30-day period, the Closing Date Financial Statements shall be deemed approved by the Seller.
     (d) If on the basis of the Closing Date Cash Flow Statement, the Businesses generated a net increase in cash and cash equivalents during the Interim Period, NGTS U.S. shall transfer to Veraz U.S., within three business days of approval of such amount, cash in the amount of the net increase in cash and cash equivalents generated by Veraz U.S. during the Interim Period. If on the basis of the Closing Date Cash Flow Statement, the Businesses generated a net decrease in cash and cash equivalents, Veraz U.S. shall transfer, within three business days of approval of such amount, cash to NGTS U.S. in the amount of the net decrease in cash and cash equivalents generated by Veraz U.S. during the Interim Period. The foregoing amounts to be transferred pursuant to this Section 9.2(d) shall be adjusted by the net amount of cash or cash equivalents actually received or paid by Veraz U.S. during the period between the Closing Date and December 31, 2002.
9.3 Disputes. The Parties shall seek in good faith to resolve any differences that arise in connection with the preparation of the Effective Date Balance Sheet or the Closing Date Financial Statements. Any dispute shall be resolved in accordance with Section 11.5, except that the arbitrator shall be a certified accountant.
10. Non-Solicitation.
For a period of eighteen (18) months from the Closing Date, (a) Veraz U.S. and its Affiliates shall not directly solicit any person (other than Business Employees) who is employed by NGTS U.S., ECI Telecom, any other subsidiary of ECI Telecom (each, a “Sister Newco”) or any Affiliate thereof until three months have passed since such person has last been employed by such other company and (b) NGTS U.S. shall not directly solicit, and, until the closing of the separation agreement of any Sister Newco, shall ensure that any such Sister Newco and any Affiliate shall not directly solicit, any person who is employed by Veraz U.S. or an Affiliate thereof until three months have passed since such person has last been employed by such company. This prohibition on solicitation does not apply to actions taken by a person (i) as a result of a general recruitment effort carried out through a public or general solicitation or (ii) as a result of an employee’s initiative. ECI Telecom hereby undertakes to include in the separation agreement of each Sister Newco a provision similar to this Section 10 that protects Veraz U.S. If ECI Telecom fails to do so with respect to a Sister Newco, such failure shall not be deemed a breach of this Agreement, but Veraz U.S. shall be released of any restriction under this Section 10 with respect to such Sister Newco.
11. General Provisions
11.1 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.
11.2 Entire Agreement; Assignment. This Agreement and the Exhibits and Schedules hereto and the other agreements among the Parties referenced herein (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof; (b) shall be binding upon successors and assigns of any Party; and (c) shall not be assigned by either Party without the prior written consent of the other Party, including any assignment by operation of law pursuant to a merger or sale of such Party; provided, that neither party shall unreasonably withhold its consent. Notwithstanding anything to the contrary herein, Veraz U.S. shall have the right to assign or transfer any of the Transferred Assets to any party after the Closing, provided, however, that, following any such assignment or transfer, the Seller shall have no further obligations with respect to such Transferred Assets.
11.3 Change of Control Event. This Agreement shall remain in full force and effect and shall bind the successor of a change of control event, including without limitation, if a Party is merged, consolidated, or sells all or substantially all of its assets or implements or suffers any change in management or control.
11.4 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
11.5 Governing Law, Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In the event of any controversy or claim arising out of or in connection with this Agreement, including without limitation, disputes among ECI Telecom and Veraz U.S. and any Sister Newco with respect to the future allocation of assets or liabilities of ECI Telecom, the first level of escalation shall be limited to seven business days of discussion between, if ECI Telecom, its Chief Financial Officer and/or Chief Technology Officer, and if Veraz U.S., its Chief Executive Officer and/or Chief Financial Officer, and the second and final level of escalation shall be limited to seven business days of discussion between each of the presidents of ECI Telecom and Veraz. Any such controversy or claim not so resolved shall be finally settled by arbitration in Israel in accordance with the Israel Arbitration Law 1968 before a single arbitrator experienced in VOID and DCME technology, who shall issue his reasoned decision in writing. The arbitrator shall give his reasoned opinion in writing and his decision shall be binding and conclusive on the parties. In the event that the Parties do not agree on the identity of the arbitrator within an additional seven business days, the arbitrator shall be selected by the chairman of the Israeli Society of Certified Public Accountants. Nothing in this Agreement shall prevent either party form applying to a court of competent jurisdiction for injunctive or other equitable relief. ECI Telecom hereby undertakes to include in the separation agreement of each Sister Newco a provision similar to this Section 11.5 that protects Veraz U.S. If ECI Telecom fails to do so with respect to a Sister Newco, such failure shall not be deemed a breach of this Agreement, but Veraz U.S. shall be released from any arbitration requirement or agreement under this Section 11.5 with respect to such Sister Newco.
11.6 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
11.7 No Third Party Beneficiaries. Except as set forth in Sections 7.7 (other than Business Employees), 10, 11.3 and 11.5, this Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any other Person any legal or equitable rights hereunder.
11.8 Limitation of Liability. EXCEPT AS FORTH IN THE SHARE EXCHANGE AGREEMENT OR ANY AGREEMENTS ENTERED INTO IN CONNECTION THEREWITH, IN NO EVENT SHALL NGTS U.S., ECI TELECOM, VERAZ U.S. OR ANY OF THEIR RESPECTIVE AFFILIATES, EMPLOYEES, DIRECTORS, AGENTS OR ADVISORS, BE LIABLE TO ANY OTHER SUCH PERSON FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
11.9 Amendment. No change or amendment shall be made to this Agreement except by an instrument in writing signed on behalf of each of the Parties.

11.10 Termination. This Agreement may be terminated upon termination of the Share Exchange Agreement as provided therein. In the event of termination pursuant to this Section 10.10, no Party shall have any liability of any kind to another Party as a result of such termination.
11.11 Interpretation. The headings contained in this Agreement or in any Exhibit or Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or such Exhibit or Schedule. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.
11.12 Notices. All notices and other communications hereunder will be in writing and shall be served by personal delivery or by registered mail or by fax to the address (and for the attention of the relevant party) set out below. Any such notice shall be deemed to have been received: if delivered personally, at the time of delivery; in the case of registered mail, three days from the date of posting; and if faxed, at the time of cleared transmission notice, if sent on a business day. The addresses and fax numbers for the purposes of this clause are:
     If to Veraz U.S.:
Veraz Networks International, Inc.
c/o Veraz Networks, Inc.
926 Rock Avenue
San Jose, CA 95131
Fax: 408-750-9409
Attn: Chief Executive Officer
     If to NGTS U.S.:
ECI Telecom — NGTS Inc.
c/o ECI Telecom Ltd.
30 Hasivim Street
Petach Tikva 49133
Israel
Fax: 972-3-926-6070
Attn: General Counsel
or such other address or fax number as may be notified in writing from time to time by the relevant party to the other party.
[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their duly authorized respective officers and representatives, all as of the date first written above.
ECI TELECOM — NGTS INC.

By:	/s/ Illegible

Name: Title:
VERAZ NETWORKS INTERNATIONAL, INC.

By:	/s/ Martin Ossad

Name: Martin Ossad Title: Vice President
With respect to Section 7.11(a):
VERAZ NETWORKS, INC.

By:	/s/ Amit Chawla

Name: Amit Chawla Title: CEO
With respect to Section 7.11(b):
ECI TELECOM LTD.

By:	/s/ Giora Bitan

Name: Giora Bitan Title: Executive VP and CFO
[Signature page to U.S. Separation and Asset Purchase Agreement]

Schedule 2.1.1
Veraz U.S. Business Assets
Schedule 2.1.2
Contracts Relating To Veraz U.S. Business
Schedule 2.1.6
Permits and Licenses
Schedule 2.1.10
VoIP Inventories
Schedule 6.1
Business Employees
Schedule 6.3
Employee Termination Agreement
Schedule 7.10
Assets Not Identified On Time